Exhibit 99.1

VitaminFIZZ® to Cross the Pond to the United Kingdom

Minerco’s Level 5 Finalizes Distribution Deal with London Based JD’s Food Group

HOUSTON, TX – November 5, 2014 -- VitaminFIZZ®, the refreshing functional flavored sparkling water is crossing the pond, starting in the United Kingdom (UK). Level 5 Beverage Company, Inc., a subsidiary of Minerco Resources, Inc. (OTC: MINE), after months of evaluation and negotiation, has selected and approved its exclusive UK distributor, JD’s Food Group, to supply VitaminFIZZ® in London.  Upon meeting preset milestones, JD’s Food will earn distribution rights to the entire European Union.

The UK Food Standards Agency (FSA) has different regulations than the United States’ Food and Drug Administration; however, Level 5 has finalized the proposed UK formulation and packaging (over the past few months) for VitaminFIZZ. Now that we have an executed contract with our UK Distributor, the UK VitaminFIZZ will be submitted to the UK FSA for approval. During the slower season of the UK winter, we will work with the UK FSA for final approval.  Level 5 expects to see VitaminFIZZ in UK stores in Spring of 2015, just in time for summer.

“We are thrilled to be able to expand VitaminFIZZ distribution to Europe so soon after our initial product launch. It’s a testament to the world class product and team that is VitaminFIZZ,” said V. Scott Vanis, Minerco's Chairman and CEO. “We are also very fortunate to have partnered with a company like JD's Foods, that embodies the highest level of professionalism and passion. We look forward to working closely with JD Foods with VitaminFIZZ, initially, and then expanding both the portfolio and the relationship.”

JD's Foods Ltd was established in April 1987 as a chilled food and drinks distributor offering a wide variety of specialty products. Their diverse selection and ranges of foods and drinks allow them to cater to all types of businesses from brand names to continental products. The company carries over1,000 product lines and offers their customers over 25 years of experience within the catering, distribution and retail trade. http://www.jdsfoodgroup.co.uk

The initial purchase order from JD’s Foods is expected to be approximately 18,000 cases of VitaminFIZZ and is expected to ship in Spring of 2015.  JD’s Foods sells and delivers within the London area and all the large population centers of the UK’s home countries.

“VitaminFizz is a unique and high quality product with the potential for major expansion within Europe,” said Tom Demetriou, the Director of JD’s Food Group “Our clients are constantly seeking new functional beverage brands, and we are confident that VitaminFizz will greatly exceed their expectations.”

About VitaminFIZZ®
VitaminFIZZ is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B and Vitamin C. Awaken your taste buds. Now that's refreshing. VitaminFIZZ comes in six flavors: Orange Mango, Strawberry Watermelon, Lemon Lime, Black Raspberry, Strawberry Lemonade and Pineapple Coconut. See more at: www.vitamin-fizz.com, www.twitter.com/vitaminfizz and www.facebook.com/drinkvitaminfizz.

About Minerco Resources, Inc.
Minerco Resources, Inc. (OTC:MINE), is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Level 5 brand umbrella includes: VitaminFIZZ(R), Vitamin Creamer®, Coffee Boost™, The Herbal Collection™ and LEVEL 5®. http://minercoresources.com.

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

CONTACT:
Jason Grimley
Spelling Communications
jasongrimley@spellcom.com
323-309-8714